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                                                                         EX-99.n

                                 AB FUNDS TRUST

                    AMENDED AND RESTATED MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

SECTION 1.        INTRODUCTION

This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of AB Funds Trust (the "Trust"), including a majority of the Trustees who are not interested persons of the Trust (the "non-interested Trustees"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to each series of the Trust listed on Schedule A attached hereto (each a "Fund" and together the "Funds").

This Plan designates three classes, Institutional Class Shares, Retail Class Shares, and Retirement Class Shares (each, "Class" and together "Classes"). In accordance with Rule 18f-3 under the Act, this Plan sets forth the differences between the Classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Trust's Board of Trustees, including a majority of the non-interested Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund and each Class of shares offered by a Fund.

SECTION 2.        ELEMENTS OF THE PLAN

1. Class Designation. Each Fund shall have one or more Classes, as may from time to time be created by the Board of Trustees of the Trust acting in accordance with the Trust Instrument, and as set forth on Schedule A attached hereto.

2. Availability. Shares of the Funds are not offered to the general public. Institutional Class shares shall be available only to: (i) certain foundations affiliated with the Southern Baptist Convention;
         (ii) defined benefit plans, cash balance plans and welfare benefit plans of organizations within the bounds of the Southern Baptist Convention, with respect to which neither the Annuity Board of the Southern Baptist Convention ("Annuity Board") nor its affiliates provides participant recordkeeping or other participant services; (iii) retirement, savings and welfare benefit plans (such as 403(b), 401(k) and other plans) offered through the Annuity Board ("Annuity Board Plans") whose total plan assets with the Trust are more than $100 million; and (iv) those Funds designated in Schedule A attached hereto as "Blended Funds Offering Shares of Institutional Class." Retirement Class shares shall be available only to Annuity Board Plans, and to those Funds designated in Schedule A attached hereto as "Blended Funds Offering Shares of Retail Class and Retirement Class." Retail Class shares shall be available only to participants in Annuity Board Plans, persons eligible to be participants in Annuity Board Plans, annuitants under Annuity Board Plans and spouses of the preceding persons. In addition, Retail Class shares shall be available to such persons for purchase through Individual Retirement Accounts (IRAs) and Roth IRAs and such persons may purchase Retail Class shares for an account established for a minor under the Uniform Gift to Minors Act and the Uniform Transfers to Minors Act. The Annuity Board may invest for its own account, including reserves and endowment, in any of the Classes.

         Each Class shall be subject to such investment minimums and other conditions of eligibility as are set-forth in the prospectus for such Class as it may be amended from time to time.

3. Shareholder Service Plan Arrangements. Retail Class shares and Retirement Class shares of those Funds designated in the Trust's registration statement as "Select Funds" shall be subject to Shareholder Service Plans. The Shareholder Service Plans allow the Retail Class and the Retirement Class of each Select Fund to spend annually up to 0.15% and 0.19%, respectively, of its average daily net assets attributable to such Class of its shares for servicing shareholder accounts of these Classes of the Select Funds and any Class of the Blended Funds which invest in such Select Fund Class. Such administrative and shareholder services may include: (a) establishing and maintaining accounts and records; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of such Class of a Select Fund may be affected and other matters pertaining to services of such Class; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing of purchase, exchange and redemption transactions; (e) guaranteeing shareholder signatures in connection with redemption


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         orders and transfers and changes in shareholder-designated accounts;
         (f) integrating periodic statements with other shareholder transactions; and (g) providing such other related services as the shareholder may request.

4. Distribution Plan Arrangements. Retail Class shares of each Fund shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the Act. The Distribution Plan allows each Select Fund and each Blended Fund to spend annually up to 0.10% and 0.06%, respectively, of its average daily net assets attributable to its Retail Class shares for distribution fees. The distribution fee with respect to the Retail Class of each Fund is paid to compensate the Annuity Board for distribution expenses incurred by it in connection with the offering and sale of shares of the Retail Class. Such expenses may include, but are not limited to, the following: costs of printing and distributing the Fund's Prospectus, Statement of Additional Information and sales literature to prospective investors; payments to and expenses of other persons who provide support services in connection with the distribution of the shares; and any other costs and expenses relating to distribution or sales support activities. The Annuity Board may retain all or a portion of the distribution fee. Payments under the Distribution Plan are not related directly to expenses actually incurred, and the payments may exceed distribution expenses actually incurred.

Retirement Class shares and Institutional Class shares shall not be subject to a Distribution Plan under Rule 12b-1 under the Act.

5. Expense Allocation. All expenses of each Fund shall be allocated among its Institutional Class shares, its Retail Class shares and its Retirement Class shares, provided that all expenses of each Fund that does not have an Institutional Class shall be allocated among its Retail Class shares and its Retirement Class shares. Expenses shall be allocated on the basis of the net asset value of the Fund attributable to shares of such Class relative to the net asset value of the Fund as a whole, except that (i) the fees and expenses incurred by a Fund under the Shareholder Service Plan and Distribution Plan for its Retail Class shares shall be allocated to the Retail Class shares, (ii) the fees and expenses incurred by a Fund under the Shareholder Service Plan for its Retirement Class shares shall be allocated to the Retirement Class shares, and (iii) and the following types of expenses specific to each Class shall be allocated to such Class:

                  i.       transfer agency and other recordkeeping costs;

                  ii. Securities and Exchange Commission and blue sky registration or qualification fees;

                  iii. printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular Class or to regulatory authorities with respect to such Class;

                  iv. audit or accounting fees or expenses relating solely to such Class;

                  v. the expenses of administrative personnel and services as required to support the shareholders of such Class;

                  vi. litigation or other legal expenses relating solely to such Class;

                  vii. Trustees' fees and expenses incurred as a result of issues relating solely to such Class; and

                  viii. other expenses subsequently identified and determined to be properly allocated to such Class; provided that in no event shall these include advisory or custodial fees, tax return preparation fees or other expenses related to the management of a Fund's assets.

6. Conversion Features. None of the Institutional Class shares, Retail Class shares or Retirement Class shares shall automatically convert to shares of any other Class.

7. Exchange Privileges. Institutional Class shares of each Fund shall be exchangeable only for Institutional Class shares of each other Fund offering such Class of shares. Retail Class shares of each Fund shall be exchangeable only for Retail Class shares of each other Fund offering such Class of shares. Retirement Class shares of each Fund shall be exchangeable only for Retirement Class shares of each other Fund offering such Class of shares. Each exchange shall be made, with no sales charge, based upon the relative net asset values of the Classes, subject to any investment minimums and other conditions of eligibility as are set forth in the then current prospectuses of the Fund into which the shareholder wishes to exchange. Notwithstanding the foregoing, shares of any Class may be exchanged for any other Class prior to the effectiveness of the Trust's registration statement.

8. Voting and other Rights. The Institutional Class shares, the Retail Class shares and the Retirement Class shares shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to such Class or to any 12b-1 plan adopted with respect to such Class, or to the arrangements contained in this Plan relating solely to such Class; (b) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of another Class; and (c) in all other respects, the same rights and obligations as the other Classes.


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Adopted: May 15, 2001

Amended and Restated:  April 1, 2003


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                          SCHEDULE A TO AB FUNDS TRUST
                          MULTIPLE CLASS PLAN

         SELECT FUNDS OFFERING SHARES OF RETAIL CLASS, RETIREMENT CLASS AND INSTITUTIONAL CLASS

         Money Market Fund
         Low-Duration Bond Fund

                               Medium-Duration Bond Fund
                               Extended-Duration Bond Fund
                               Equity Index Fund
                               Value Equity Fund
                               Growth Equity Fund
                               Small Cap Equity Fund
                               International Equity Fund

                  BLENDED FUNDS OFFERING SHARES OF RETAIL CLASS AND RETIREMENT CLASS

                               Flexible Income Fund
                               Growth & Income Fund
                               Capital Opportunities Fund
                               Global Equity Fund

                  BLENDED FUNDS OFFERING SHARES OF INSTITUTIONAL CLASS

                               Flexible Income Fund I
                               Growth & Income Fund I
                               Capital Opportunities Fund I
                               Global Equity Fund I